UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Raven Industries, Inc.
205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750

April 19, 2017

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Thursday, May 25, 2017, at 9:00 a.m. CDT at Raven Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,

Daniel A. Rykhus President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2017
____________________________________________________

Time	9:00 a.m. CDT on Thursday, May 25, 2017

Place	Raven Industries Corporate Headquarters, Downtown, Sioux Falls, South Dakota
205 E. 6th Street
Sioux Falls, SD 57104

Items of	(1)	Elect eight directors.
Business	(2)	A non-binding advisory vote to approve the compensation for executive officers disclosed in this proxy statement.
	(3)	A non-binding advisory vote on the preferred frequency of the non-binding advisory votes to approve our executive officer compensation.
(4)
A vote to renew the material terms of the performance-based goals under the Company’s 2010 Stock Incentive Plan, as amended, to allow certain grants and awards to continue to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

	(5)	Ratify the appointment of the Independent Registered Public Accounting Firm.
	(6)	Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on April 12, 2017.

Annual Meeting
If you are a shareholder, please come to the Annual Meeting and present proof of ownership of Company stock at the registration table such as your last Broker or Wells Fargo Shareowner Services statement. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 19, 2017.

By Order of the Board of Directors,

Stephanie Herseth Sandlin
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 25, 2017.
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financials.cfm

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

Annual Meeting of Shareholders to be held
May 25, 2017

0GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Thursday, May 25, 2017, at 9:00 a.m. CDT at Raven Industries Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 19, 2017. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in the open meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on April 12, 2017 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

2VOTING SECURITIES AND PROXIES

The Company only has outstanding one class of voting securities, Common Stock $1.00 par value, of which 36,087,360 shares were outstanding as of the close of business on the Record Date. In order to constitute a quorum to conduct business at the Meeting, shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. With respect to the election of directors, if you vote for all nominees, one vote per share will be cast for each of the eight nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons designated as proxies in the proxy card will vote such proxy “FOR” and, if necessary, will exercise cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 800 votes for a single nominee, apportion 100 votes for each of eight nominees or apportion 800 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the Internet.

In the election of directors, the eight director nominees who receive the highest number of votes will be elected as directors. The affirmative vote of a majority of the shares of common stock represented at the Meeting, either in person or by proxy, assuming a quorum is present, is required to approve any of the other proposals. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter.

2OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company's common stock as of the Record Date by: (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company's Board of Directors, and (iii) all executive officers, directors and nominees as a group.

Name of beneficial owner	Non-voting stock units vested	Shares beneficially owned		Percent of class
Jason M. Andringa	16,055	9,170	(11)	*

Steven E. Brazones		21,300	(1)	*

David L. Chicoine	—	—		*

Thomas S. Everist	20,274	30,869	(11)	*

Mark E. Griffin	20,274	23,651	(11)	*

Kevin T. Kirby	18,643	38,207	(11)	*

Marc E. LeBaron	20,219	21,662	(11,13)	*

Janet L. Matthiesen		33,176	(2)	*

Brian E. Meyer		54,780	(3)	*

Daniel A. Rykhus		290,979	(4)	*

Stephanie Herseth Sandlin		56,666	(5)	*

Anthony D. Schmidt		68,959	(6)	*

Heather A. Wilson	3,183	—	(11)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		1,679,494	(7)	4.7

Royce & Associates, LP 745 Fifth Avenue New York, NY 10151		1,983,655	(8)	5.5

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19335		3,146,996	(9)	8.7

BlackRock, Inc. 40 East 52nd Street New York, NY 10022		4,102,948	(10)	11.4

Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104		1,854,011	(14)	5.1

All executive officers, directors and nominees as a group (13 persons)		649,419	(11,12)	1.8
* Less than 1%

(1)     Includes 21,300 shares that may be purchased within 60 days by exercise of outstanding options.

(2)    Includes 29,800 shares that may be purchased within 60 days by exercise of outstanding options.

(3)    Includes 38,150 shares that may be purchased within 60 days by exercise of outstanding options.

(4)    Includes 161,775 shares that may be purchased within 60 days by exercise of outstanding options.

(5)    Includes 53,350 shares that may be purchased within 60 days by exercise of outstanding options.

(6)    Includes 45,275 shares that may be purchased within 60 days by exercise of outstanding options.

(7)    Data based on Schedule 13G/A filed by the shareholder with the Securities and Exchange Commission "SEC"
on February 7, 2017.

(8)     Data based on Schedule 13G/A filed by the shareholder with the SEC on January 18, 2017.

(9)    Data based on Schedule 13G/A filed by the shareholder with the SEC on February 13, 2017.

(10)    Data based on Schedule 13G/A filed by the shareholder with the SEC on January 17, 2017.

(11)     Does not include non-voting vested Stock Units held by the Deferred Compensation Plan for Directors.

(12)    Includes 349,650 shares that may be purchased within 60 days by exercise of outstanding options.

(13)    Includes 19,662 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(14)    Data based on Schedule 13G/A filed by the shareholder with the SEC on February 15, 2017.

ELECTION OF DIRECTORS
2Proposal No. 1

Director Nominees and Qualifications. Eight directors are to be elected at the Meeting, each director to serve until the next Annual Meeting of Shareholders. All of the nominees listed below (except David L. Chicoine) are now serving as directors and all of the nominees have agreed to serve.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds within the Company, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined according to Nasdaq Stock Market "Nasdaq" listing standards.

As described below under “Corporate Governance - Nominations to the Board of Directors," in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual's experience, character, integrity, and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company's business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community; and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee's description below includes information regarding each nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Jason M. Andringa (41) 2013 Independent Director
Mr. Andringa was named the President and Chief Executive Officer of Vermeer Corporation, Pella, Iowa on November 1, 2015. In addition, he also serves on the Vermeer Board of Directors since 2014. Prior to that, he held the positions of President and Chief Operating Officer from November 1, 2014 to November 1, 2015 and President of Forage & Environmental Solutions for Vermeer Corporation. Vermeer Corporation manufactures equipment for the construction, agriculture, surface mining, forestry and landscaping industries and serves markets around the world. Prior to his current role in the company, Mr. Andringa also served as Vice President for Dealer Distribution and Global Accounts and was based in the Netherlands while serving as Managing Director for Europe, the Middle East and Africa. With Vermeer, his level of supervision of financial personnel and audit procedures gives him an understanding of accounting principles, internal controls and audit committee functions; as a result, he is considered an "audit committee financial expert." He brings a strong understanding of manufacturing and operations and substantial experience in both domestic and international markets. Prior to joining Vermeer, Mr. Andringa was a staff engineer for four years at NASA's Jet Propulsion Laboratory where he applied his Master of Science in Aeronautics and Astronautics from MIT. In addition to the Vermeer Board of Directors, he also serves on the Board of Advisors for Camcraft and Matrix. Mr. Andringa serves on the Board of Directors of the following associations: the National Association of Manufacturers (NAM), the Association of Equipment Manufacturers (AEM), and the Cultivation Corridor. He serves on the Board of Trustees for The Nature Conservancy of Iowa and Central College.

David L. Chicoine (69) Nominee Independent Director
David L. Chicoine, Ph.D., is professor of economics at South Dakota State University.  He served as the university’s 19th president from 2007-2016 and will become president emeritus and professor emeritus in July 2017.  Prior to 2007, Dr. Chicoine was professor of agricultural economics at the University of Illinois at Urbana-Champaign and held various positions of increasing administrative responsibility with the University of Illinois, including department head, dean and vice president for technology and economic development. Since April 2009, he has served as an independent director on the Monsanto Company board, where he is a member of the Science and Technology Committee and the Sustainability and Corporate Responsibility Committee. He also currently serves on the Board of Avera McKennan Hospital, Sioux Falls, SD, is an outside director on the Board of First Bank and Trust, Brookings, SD and is a member of the Board of ENTERPRISE 605, INC, Sioux Falls, SD and of the Board of Managers of South Dakota Innovation Partners (SDIP), LLC., Brookings/Sioux Falls, SD.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Thomas S. Everist (67) 1996 Independent Director
Mr. Everist was named Chairman of the Board of the Company on April 1, 2009. He is President and Chief Executive Officer of The Everist Company, Sioux Falls, SD, a position he has held since 2002. He was President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, from 1987 to 2002. These companies mine and produce construction materials including aggregate, concrete and asphalt. He brings a strong understanding of production and logistical operations. Since 2006, he has been the managing member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He is a director of MDU Resources Group, Inc., Bismarck, ND, a publicly-traded energy and utility company, where he chairs the Compensation Committee. He is also a director of several non-public companies, including Showplace Wood Products, Bell, Inc. and Everist Health, Inc. Mr. Everist brings demonstrated success in business and leadership skills, serving as president and chairman of his companies, headquartered in the Company's home state, for over 29 years and has an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert.”

Mark E. Griffin (66) 1987 Independent Director
Mr. Griffin has been President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986. Lewis Drugs is a regional retail department and drug store chain. He is a board member of the National Association of Chain Drug Stores. He is also President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD. Mr. Griffin brings over 30 years of experience as a CEO of a significant retail business and a real estate company, among other businesses, in the Company's home community. Not only does he bring extensive operations, marketing and distribution experience, but he also has a valuable perspective on local issues involving real estate, work force and other matters.

Kevin T. Kirby (62) 2007 Independent Director
Mr. Kirby is CEO and a director of Face It TOGETHER, a non-profit organization. He was the Executive Vice President and Treasurer of Western Surety Company from 1979 to 1992. In this position he developed an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert." He was elected a Director of the Company in 1989 and resigned his position in 2001. From 1993-2001 he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007. Mr. Kirby brings to the Board over 35 years of expertise in corporate finance and investment management, as well as an insurance background, and provides a valuable risk management perspective.

Marc E. LeBaron (62) 2011 Independent Director
Mr. LeBaron has been Chairman/CEO of Lincoln Industries in Lincoln, NE since 2001. Lincoln Industries is a supplier of products requiring high performance metal finishing. Mr. LeBaron served on the Board of Directors from 2005-2015 of Ballantyne Strong, Inc., a publicly-traded technology company. He is also a director of Assurity Security Group, Inc., Lincoln, NE., serving as Lead Director since June 4, 2009. Mr. LeBaron brings his experience as the CEO of a Midwestern ISO certified manufacturer, recognized as one of the best places to work in America. His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge which qualify him to serve as director.

Daniel A. Rykhus (52) 2008 Not Independent
Mr. Rykhus was named President and Chief Executive Officer on August 20, 2010, and had been Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology Division from 1998 through 2009, growing the division's sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. Mr. Rykhus is a Director of Great Western Bank, a publicly-traded financial services company, where he serves on the Executive Committee, Governance and Nominating Committee and chairs the Compensation Committee. He also serves on the boards of many non-profit organizations in Sioux Falls, SD. The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Heather A. Wilson (56) 2016 Independent Director
Dr. Wilson has been the President of South Dakota School of Mines & Technology, a science and engineering research university in Rapid City, South Dakota since 2013.  Prior to being named President, Dr. Wilson served in the U.S. House of Representatives representing New Mexico’s first district from 1998-2009. Dr. Wilson served on the National Security Council Staff at the White House under President George H.W. Bush. She also previously worked as a senior advisor to several large scientific and defense companies.  She is a Director of Peabody Energy, a publicly-traded and global coal company, where she serves on the Audit Committee, as well as the Nominating and Corporate Governance Committee. Dr. Wilson brings an educational background and a wealth of experience in a variety of domestic and global issues that pertain to Raven’s technology and markets. On January 23, 2017, Dr. Wilson was nominated to be Secretary of the Air Force, subject to confirmation by the United States Senate.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU ALL NOMINEES.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION ("SAY ON PAY")
Proposal No. 2

The Company's executive compensation program is designed to align the interests of the executive team with those of Raven shareholders. “Compensation Discussion and Analysis” that begins on page 16 explains our compensation programs in more detail. In summary, the shareholders should approve our executive compensation for the following reasons, among others:

•
Our executive compensation program uses salary and benefits, a management incentive program and a long-term incentive plan to achieve our goals, with a focus on tying compensation to corporate performance while remaining competitive to retain and attract an outstanding management team.

•
In fiscal 2013 and again in fiscal 2015 and fiscal 2017, the company worked with an independent compensation consultant to evaluate our compensation relative to our peers and to modify our long-term incentive compensation program (LTIP) to incorporate performance-based restricted stock units (RSUs), tying compensation more closely to corporate performance and the long-term creation and protection of shareholder value.

•
In fiscal 2014, 2015, and 2016, all years when Raven had lower financial performance, annual incentive plan payments were sharply lower than in the preceding years. There were no annual incentive plan payments for fiscal 2016, nor were there any salary increases for any of the executives. Further, under the LTIP, our financial results in each year starting in fiscal 2013 will continue to substantially impact the executives' payouts under the RSU awards, which are based on a three-year performance period.

At the annual meeting, the shareholders will be given the opportunity to vote for or against a non-binding resolution to approve the compensation of the named executive officers of the Company, as described in "Compensation Discussion and Analysis" and the tabular and narrative disclosure regarding executive compensation contained in this proxy statement pursuant to the compensation disclosure rules of the SEC. For the reasons described above, the Board recommends that shareholders vote to approve the executive compensation of the Company.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 2.

ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES (“SAY-WHEN-ON-PAY”)
Proposal No. 3

The Board is asking for shareholder preference as to the frequency of future advisory votes on the compensation of our named executive officers (the say-on-pay vote described above in Proposal No. 2). Raven is required by Section 14A of the Securities Exchange Act of 1934 to include a say-on-pay vote in proxy statements for our annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say-on-pay vote. Proposal No. 3 asks whether the say-on-pay vote should occur every year, every two years, or every three years.

We last held our say-when-on-pay advisory vote at our 2011 Annual Meeting, and the shareholders voted to hold an advisory say-on-pay vote every year. Our Board of Directors has again determined that an annual say-on-pay vote is the most appropriate alternative at this time. In formulating its recommendation, our Board of Directors considered that an annual advisory say-on-pay vote will allow our shareholders to provide us with their direct input on our executive compensation as disclosed in the proxy statement every year and will be most useful to the Board. Accordingly, the Board of Directors recommends that you vote for an annual say-on-pay vote.

The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory say-on-pay vote preferred by shareholders. Because the vote is advisory, it will not be binding upon the Board. However, the Board of Directors will take into account the outcome of the vote when considering how frequently to seek a say-on-pay vote of shareholders in the future. The next advisory shareholder vote regarding say-when-on-pay will occur in 2023.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROVIDING SHAREHOLDERS AN ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS EVERY YEAR under Proposal No. 3.

RENEWAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED GOALS UNDER THE RAVEN INDUSTRIES, INC. 2010 STOCK INCENTIVE PLAN, AS AMENDED, TO ALLOW CERTAIN GRANTS AND AWARDS TO CONTINUE TO QUALIFY AS PERFORMANCE BASED COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162(M)
Proposal No. 4

Background

The Board is asking shareholders to reapprove the material terms of the performance-based goals under the Raven Industries, Inc. 2010 Stock Incentive Plan, as amended (the “Plan”), so that certain incentive awards granted thereunder may continue to qualify as exempt “performance-based” compensation under Internal Revenue Code Section 162(m), as amended (“Section 162(m)”). We are not proposing any amendment to the material terms of the performance-based goals under the Plan, as previously approved by our shareholders. Section 162(m) denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance- based compensation. Section 162(m) regulations generally require that shareholders approve the material terms of the performance goals, and that performance goals be submitted for shareholder reapproval every five years after initial shareholder approval if the Plan authorizes the compensation committee to select the appropriate target levels of performance to be achieved in connection with performance based awards. Our Plan authorizes the Compensation Committee to designate which persons are eligible for performance awards for a performance period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters. Our shareholders last approved the performance-based goals in the Plan at our 2012 Annual Shareholders Meeting.

The following summary of the material terms of our performance goals is qualified by reference to the text of the Plan as currently in effect, a copy of which is attached as Exhibit A to this Proxy Statement.

Performance-Based Goals

Performance goals applicable to a performance award will be established by the Compensation Committee not more than 90 days after the beginning of the relevant performance period. The performance goals for performance awards that are intended to qualify as “performance-based” compensation within the meaning of Section 162(m) must be based on one or more of the following business criteria: earnings per share, operating income or profit, net income, gross or net sales, expenses, expenses as a percentage of net sales, inventory turns, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), gross profit, margins, working capital, earnings before interest and tax (EBIT), earnings before interest, tax, depreciation and amortization (EBITDA), return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), revenue growth, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, productivity ratios, market share, economic value added, and safety. Any of the above criteria may be used to measure the performance of the Company, a subsidiary and/or affiliate of the Company as a whole or any business unit of the Company, subsidiary, and/or such an affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above criteria as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Compensation Committee may select criteria based on the Company’s share price as compared to various stock market indices. The compensation committee, in its sole discretion, may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any participant who is a “covered employee” within the meaning of Section 162(m).

The Compensation Committee will determine the terms and conditions applicable to any performance award, which may include restrictions on the delivery of common stock payable in connection with the performance award, the requirement that the stock be delivered in the form of restricted stock, or other restrictions that could result in the future forfeiture of all or part of any stock earned. The Compensation Committee will, as soon as practicable after the close of a performance period, determine the extent to which the performance goals for such performance period have been achieved; and the percentage of the performance awards earned as a result. Performance awards will not be earned for any participant who is not employed by the Company or a subsidiary continuously during the entire performance period for which such performance award was granted, except in certain events such as death, disability or retirement.

With the consent of the Compensation Committee, a participant who has been granted a performance award may elect to defer receipt of all or any part of any distribution associated with that performance award pursuant to the terms of a deferred compensation plan of the Company, subject to compliance with Code Section 409A.

Reasons for Seeking Shareholder Approval

Renewal of the material terms of the performance-based goals under the Plan will preserve the Company’s right to continue receiving a federal income tax deduction for certain compensation paid under the Plan under Section 162(m). By ensuring that our incentive compensation is deductible by the Company for tax purposes, we can help minimize our income taxes and control our costs.

The affirmative vote of the majority of shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on the matter is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RENEWAL OF THE MATERIAL TERMS OF THE PERFORMANCE BASED GOALS UNDER THE RAVEN INDUSTRIES, INC. 2010 STOCK INCENTIVE PLAN, AS AMENDED, TO ALLOW CERTAIN GRANTS AND AWARDS TO CONTINUE TO QUALIFY AS PERFORMANCE BASED COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162(M) Proposal No. 4.

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 5

The Audit Committee has appointed Deloitte & Touche, LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018.  Deloitte will replace PricewaterhouseCoopers LLP (“PwC”), who formerly served as the Company’s independent registered public accounting firm prior to Deloitte’s engagement.  See “Recent Change in Auditor” below.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recent Change in Auditor

As reported on the Company’s Current Report on Form 8-K filed on April 6, 2017 (the “Change in Auditor 8-K”), effective March 31, 2017, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm and appointed Deloitte to serve in this role for the fiscal year ending January 31, 2018.

PwC’s reports on the consolidated financial statements of the Company for the fiscal years ended January 31, 2017, and January 31, 2016, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period through March 31, 2017, there were (i) no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with their reports on the Company’s consolidated financial statements for such fiscal years.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period through March 31, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than the identification of material weaknesses in the Company’s internal control over financial reporting as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 (the “2017 10-K”) and Annual Report on Form 10-K/A for the fiscal year ended January 31, 2016 (the “2016 10-K/A”). As more fully disclosed in the 2017 10-K and 2016 10-K/A, the Company’s management concluded that the Company’s internal control over financial reporting was not effective as of the fiscal year ended January 31, 2016 and January 31, 2017 due to material weaknesses in the Company’s internal control over financial reporting. Management identified material weaknesses in internal control over financial reporting existed as of that date related to (i) the response to the risks of material misstatement, (ii) the accounting for goodwill and long-lived assets, including finite-lived intangible assets, (iii) the accounting for income taxes, (iv) the controls over the existence of inventories subject to the cycle count program and held at third party locations, and (v) the completeness and accuracy of spreadsheets and system-generated reports used in internal control over financial reporting.

The Audit Committee has discussed these reportable events with PwC and the Company has authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the reportable events.

The Company provided PwC with a copy of the Change in Auditor 8-K and requested that PwC furnish the Company with a copy of PwC’s letter addressed to the SEC stating whether PwC agrees with the statements made by the Company in the Change in Auditor 8-K. The Company received the requested letter from PwC and a copy of PwC’s letter was attached as Exhibit 16.1 to the Change in Auditor 8-K.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period prior to engaging Deloitte, neither the Company, nor anyone on its behalf, consult with Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated and combined financial statements, and no written report or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENTS THAT YOU VOTE FOR Proposal No. 5.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four regular meetings and two special telephonic meetings during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee, and Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.

Governance Committee.
Members:	Marc E. LeBaron (Chair) Jason M. Andringa Thomas S. Everist Mark E. Griffin Kevin T. Kirby Heather A. Wilson

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:
The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met two times in fiscal 2017. The Committee is also responsible for assessing the Board's effectiveness. It has established policies regarding shareholder communications with the Board, nominations and related party transactions which are available on the Company's website, www.ravenind.com.

Charter:	The charter is available on Raven's website, www.ravenind.com.

Audit Committee.
Members:	Kevin T. Kirby (Chair) Jason M. Andringa Thomas S. Everist

Independence and Financial Expertise:
The Board has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Committee members also meet the independence requirements of Nasdaq listing standards, including the applicable independence requirements for audit committee membership.

Responsibilities:
The Audit Committee monitors the Company's procedures for reporting financial information to the public. It held five regular with management and the independent registered public accounting firm and six special telephonic meetings in fiscal 2017. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. The Committee reviews the scope of the annual audit and also discusses the results for the quarter and the Company's earnings release draft with management and the independent registered public accounting firm. It also reviews related reports and recommendations and pre-approves any non-audit services provided by such firm. The Committee maintains open lines of communication with the Board of Directors, Raven's financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 33.

Charter:	The charter is available on Raven's website, www.ravenind.com.

Personnel and Compensation Committee.
Members:	Mark E. Griffin (Chair) Marc E. LeBaron Heather A. Wilson

Independence, Insiders and Interlocks:
All of the Committee members meet the independence requirements of Nasdaq listing standards, including the applicable independence requirements for compensation committee membership. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company's Compensation Committee or Board of Directors during fiscal 2017.

Responsibilities:
The Committee reviews the Company's executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held two meetings in fiscal 2017. Compensation matters concerning the Chief Executive Officer were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 21.

Charter:	The charter is available on Raven's website, www.ravenind.com.

4
CORPORATE GOVERNANCE

Leadership Structure. Raven has kept the CEO and Chairman positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.

The Board does not have a firm policy as to whether the position of the Chair and the position of the CEO should be separate and intends to preserve the freedom to decide what is in the best interests of the Company at any point of time. However, the Board does strongly endorse the concept of one of the outside directors being in a position of leadership for the rest of the outside directors.

Nominations to the Board of Directors. The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. Current directors whose performance capabilities, and experience meet the Company's expectations and needs are typically nominated for reelection. In accordance with Raven's Nominations Policy dated August 28, 2012, directors are not renominated after they reach their 72nd birthday.

Pursuant to the Company's Articles of Incorporation, the size of the Board shall be between seven and eleven members. The Bylaws provide that the number of directors within the range of seven and eleven members will be established by action of the Board. A majority of the directors must be independent, as defined by the SEC and Nasdaq. The Company's lawyers, investment bankers, and others with business links to the Company may not become directors. Interlocking directorships are not allowed.

Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:

•	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company's business;

•	Directors who will form a balanced core of business executives with varied expertise;

•	Directors who have substantial experience outside the business community - in the public, academic, or scientific communities, for example; and

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a director, the Governance Committee is guided in general by the composition guidelines established above and, in particular, by the following:

•	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others and exercise good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company's Bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate to the Governance Committee for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event no later than the first day of February. Also, shareholders may submit director nominations to bring before future annual meetings by complying with the advance notice procedures contained in the Company's Amended Bylaws. See the timing requirements described under the heading “Other Matters - Procedures for Submitting Shareholder Proposals - Proposals or Director Nominations not Included in the Proxy Statement.”

Risk Oversight. The Board provides oversight as to how management runs the business, including management's approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk, including the impact of legal, credit, and regulatory compliance matters, when evaluating the integrity of Raven's financial statements. The role of the audit process and internal control systems, including the role of the Board, in monitoring and controlling risk is also reviewed by the Audit Committee. The Personnel and Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top." This Committee also considers the structure of the Company's compensation plans and how they might affect risk tolerance and fraud risk. The Governance Committee considers risk when determining the Board leadership structure, nominating Directors, and evaluating Board performance. These committees, which all consist solely of independent directors, are empowered to perform independent investigations of corporate matters, should the need arise. Each quarter the full Board reviews developments within various risk categories, such as product performance, concentration, and technology innovation, and reviews insurance coverage at least annually with management. The Board also considers the risk implications of Raven's business strategies, including international growth and acquisitions, along with its execution of those strategies, as the Board monitors overall Company performance.

Short Sales, Hedging and Pledging. In accordance with Raven's Policy on Avoidance of Insider Trading, the Company prohibits short sales and hedging transactions in the Company's common stock by officers and directors. The policy also strongly discourages pledging Company securities as collateral for a loan and requires prior consent to do so.

Code of Ethics. The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven's website at www.ravenind.com.

Certain Relationships and Related Transactions. Mrs. Milligan, who retired from the Board on May 24, 2016, is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides transfer agent, registrar services, and banking services to the Company. The Company's uncollateralized credit agreement with Wells Fargo providing a line of credit was terminated on April 15, 2015. Letters of credit totaling $0.1 million, issued under the previous line of credit with Wells Fargo primarily to support self-insured workers' compensation bonding requirements, remain in place.

Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm's length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven's website at www.ravenind.comH. The Company's relationship with Wells Fargo is reviewed annually under this policy.

Board Diversity. The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance - Nominations to the Board of Directors” above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board diversity policy.

Communications with the Board of Directors. The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company's website, www.ravenind.comH.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications - (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107

The Corporate Secretary's office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company's Governance Committee, who will make the final determination regarding the disposition of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company's behalf subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns, and positions into consideration.

Attendance at Annual Meeting. The Company schedules its Annual Meeting concurrent with a regularly scheduled Board meeting and expects its directors to attend the Company's Annual Meeting. All seven directors elected in 2016 attended last year's Annual Meeting.

NON-MANAGEMENT DIRECTOR COMPENSATION

During fiscal 2017, directors who were not full-time employees of the Company were paid a retainer fee of $30,000 cash, plus $1,500 for each board meeting, $500 for each telephonic board meeting and $1,000 for each committee meeting. The Board Chair received an additional annual fee of $10,000 paid on the annual meeting date, in addition to Board and Committee fees. The Audit Committee Chair received an additional $4,000 annually for quarterly audit updates and other duties. The Personnel & Compensation Committee Chair received an additional annual fee of $4,000 and the Governance Committee Chair received an additional annual fee of $2,000 for other duties. In December 2016, the Board approved an increase the in Board Chair annual fee to $20,000 to be paid on the annual meeting date, in addition to Board and Committee fees. The Board also increase the annual cash retainer fee to $40,000 for fiscal 2018.

Directors also receive an annual grant of a Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the "Director Plan") originally approved by the shareholders on May 23, 2006. In fiscal year 2017, the directors received a grant of Stock Units in an amount equal to $60,000 divided by the closing stock price on the date of the Annual Meeting. In December 2016, the Board approved an increase in the annual Stock Unit Award to $70,000 for fiscal 2018, to be granted on the date of the Annual Meeting. Retainers may also be deferred under this plan. Under the Director Plan, amounts are deferred until retirement, or a later date upon the election of the director. Deferred payouts under the Director Plan are paid in Raven common stock. In March 2014, the Board amended the Director Plan to provide that, commencing with the grants on the date of the 2014 Annual Meeting, such grants will be considered grants of restricted stock units under the Company's 2010 Stock Incentive Plan, as amended (the "Incentive Plan"), and such grants and the common stock issued thereunder will reduce the share limitation under the Incentive Plan.

Director Compensation Table Fiscal 2017
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
	($)	($)	($)	($)
Thomas S. Everist	55,000	60,000	—	115,000
Jason M. Andringa	46,500	60,000	—	106,500
Mark E. Griffin	45,000	60,000	—	105,000
Kevin T. Kirby	51,000	60,000	—	111,000
Marc E. LeBaron	43,000	60,000	—	103,000
Cynthia H. Milligan(4)	5,500	—	—	5,500
Heather A. Wilson	46,000	60,000	—	106,000

(1) Mr. Andringa and Mr. LeBaron each deferred $30,000 of their cash retainers into Stock Units under the Director Plan.
(2) Represents 3,125 fully vested Stock Units valued at $19.20 per unit, the price of Raven common shares on the date of the Award, May 24, 2016.
(3) Does not include perquisites and benefits, which totaled less than $10,000 for each director.
(4) Mrs. Milligan retired from the Board on May 24, 2016, and did not stand for reelection.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Raven's executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors (the “Committee”), is intended to be simple and straightforward, focused on a few key performance metrics, and balanced appropriately among:

•	Employees, managers and executives

•	Long-term and short-term objectives

•	Financial and stock performance

•	Cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program, and long-term equity incentives to achieve this goal, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of the Company's compensation program.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning to retain and further cultivate talent. The Committee and management believe these programs are more effective than compensation alone for optimizing talent utilization and executive development.

In fiscal 2017, the Committee engaged an independent compensation consultant to update the consultant's earlier analysis conducted in fiscal 2015 which found that executive compensation was well below median levels for the peer group. In response to these findings, the consultant recommended that compensation be increased over time to approach targeted median levels for the peer group, including the use of performance-based stock grants within a long-term incentive plan ("LTIP") for executives and other key employees. The consultant's updated fiscal 2017 analysis found that Raven’s executive compensation has made strides to become more aligned with peer group total compensation, although base salaries remained below median levels for its peer group. Raven has made progress in closing the gap in total compensation when compared to peers.

Raven's financial performance for the year ended January 31, 2017, included higher sales and net income compared to the prior year, increasing 7.4% and 322.8%, respectively. For fiscal 2017, Raven delivered a 7.3% return on sales, 6.7% return on average assets, and 7.7% return on average shareholders equity. Return on sales, assets and equity were all stronger than in fiscal 2016. For comparison, on a trailing twelve-month basis, the Raven peer group had median returns on sales, assets and equity of 7%, 3%, and 6% respectively.

Raven's executive compensation levels have been closely tied to these Company performance levels. For fiscal 2016, overall cash compensation levels were down because annual management incentive plan payments declined with the declines in net income. For fiscal 2017, overall cash compensation levels were up from the previous year due to stronger Company performance, which led to partial realization of performance goals under the annual management incentive plans. Further, performance-based restricted stock unit grants increased the relationship between pay and performance.

Objectives of the Company's Executive Compensation Program

Alignment with Shareholder Interests
Raven's compensation program is designed to motivate and reward Raven's executives to achieve the short and long-term goals that will enhance and protect shareholder value. The short-term goals are embodied in our annual compensation plans and include income growth, budgeted revenue targets, efficient working capital utilization, and return on assets. The goals are set to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long term. Raven's long-term objectives include growing sales and net income and efficiently utilizing invested capital.

In order to strengthen the relationship between corporate financial objectives and compensation levels, and consistent with the advice of the independent consultant, the Committee approved the LTIP in 2012, with goals closely tied to the long-term creation of shareholder value. To strengthen the relationship between awards under the LTIP and shareholder returns, in February 2014, the Committee approved the use of return on equity as the financial metric for restricted stock units granted under the LTIP starting in fiscal 2015. In fiscal 2017, the Committee approved the use of time-based restricted stock units as part of the overall LTIP, for a better balanced program and to increase the retention value of the LTIP program.

Raven has guidelines requiring executives to retain 50% of the “net profit shares” obtained via stock option or award. Our executives are encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 2 of this proxy statement under the caption “Ownership of Common Stock.”

Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 23 (the “Named Executives”) average 12 years of experience with Raven. The Committee and management believe that promotion from within and length of tenure at every level of the organization enhances productivity and decision quality.

Internal Equity and Competitiveness
Raven believes in internal equity and that competitive compensation policies are critical to talent retention and recruiting. The Committee and management compare executive pay to other key managers and employees, both inside Raven and externally. The Company recognizes the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Raven's growth strategy and compensation philosophy will be difficult to sustain if management turnover is high and the Company is required to recruit from outside Raven to fill numerous key positions. Therefore, as the compensation consultant's updated analysis shows, the Committee has made progress in closing the gap in target compensation levels between the Company and its peer group, especially with grants under the LTIP.

Role of Management, the Personnel and Compensation Committee and Consultants

In 2012, the Committee retained an independent executive compensation consultant, The Delves Group (the "Consultant"), to conduct a competitive compensation analysis of Raven's top nine executives. The term "Consultant" now refers to Willis Towers Watson, which acquired The Delves Group in 2013. The Consultant conducted the analysis again in November 2014. The Consultant did not provide any consulting services to Raven management. The Consultant provided an updated analysis to the Committee in October 2016.

The President and Chief Executive Officer of Raven recommends executive compensation for all other executives to the Committee for approval annually. He has continued to use the information and analysis in the Consultant's reports to provide additional perspective to his recommendations. Management also updates peer group information at the request of the Committee.

The Committee approves executive salaries, benefits, and LTIP grants. The Committee determines the appropriate compensation of the President and Chief Executive Officer and makes decisions on CEO compensation in executive session. CEO compensation is then approved by the independent directors of the full Board in executive session.

Benchmarking

In its October 2016 analysis, the Consultant used data from two sources for comparison to Raven’s executive compensation:

•	The 2016 Willis Towers Watson CSR Top Management Compensation U.S. Survey Report
(representing a 50/50 blend of the General Industry Executive Compensation Survey and
the High Technology Executive Compensation Survey)

•	Proxy statements from a peer group of 15 companies

In October 2016, the Consultant recommended to the Committee changes to the peer group in order to better reflect companies with size, complexity, and industry comparable to Raven. The updated peer group is listed below. The Committee believes that these 15 companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The survey data used by the Consultant was updated to include performance metrics reflected in the peer companies' most recently released proxy statements. Because of the decline in net sales and net income in fiscal 2016 due to market conditions in the agriculture and energy markets, Raven had dropped below the peer group median. The updated peer group is more closely positioned to Raven in other financial measures such as, as is the Company's return on sales, return on assets, return on equity and market capitalization.

($ In millions)
Company Name	Revenue*

ADTRAN, Inc.	612.8
AeroVironment, Inc.	238.6
Astronics Corporation	636.3
Badger Meter, Inc.	396.4
Chase Corporation	241.9
Cognex Corporation	489.1
Daktronics, Inc.	589.4
Digi International, Inc.	203.0
DTS, Inc.	181.7
Ducommun, Inc.	564.7
II-VI Incorporated	859.5
Lindsay Corporation	505.1
MTS Systems Corporation	578.7
Rogers Corporation	636.2
Sparton Corporation	413.0

* Represents most recently reported trailing twelve-month revenue as of April 12, 2017

As it did in October 2016, the Committee intends to re-evaluate the peer group periodically, with the advice of an independent consultant, to ensure that the companies listed continue to represent an appropriate peer group for comparison.

Components of the Company's Executive Compensation Program

Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience, and potential. The salaries of their peers and direct reports inside and outside the Company are considered when setting salary levels. The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

As management has had to recruit for executive talent and managers on a nationwide basis, the Company has been working to ensure that the Raven salary scale is more competitive and less compressed. The October 2016 analysis by the Consultant indicates that the base salaries of the Named Executives continue to be below the mean as compared to peer group companies, even though the Committee increased salaries for most of the Named Executives in the fiscal year ended January 31, 2016 (fiscal 2016) over fiscal 2015 levels and 2014 levels, but at a much more modest rate than the increases in the prior two years because of the decline in the Company's net income. The Named Executives did not receive an increase to base salaries in fiscal year 2017, due to Company's financial performance. After considering management's recommendation and following the Consultant's analysis which showed that overall target total compensation for Raven executives is 7% below the market median, the Committee has recommended increases to base salaries for the Named Executives for fiscal 2018 to better align with market and competitor base salaries (base salaries were aligned with the 25th percentile of the peer group). The Committee also determined to continue use of risk compensation, such as annual management incentive plans and performance-based awards under the LTIP.

Management Incentive Plan
The management incentive plan is intended to compensate the Named Executives when they achieve the annual growth objectives of their operations. Incentive payment maximums for the Named Executives ranged from 110% to 150% of annual base salary in fiscal 2017, which is designed to put a sizable portion of the Named Executives' cash income at risk if annual objectives are not achieved.

Incentive payments are based on formulas defined and documented at the beginning of Raven's fiscal year. Income- based formulas in fiscal 2017 were targeted so that if approximately 100% income growth was achieved, the incentive would pay about 65% of maximum payout levels. The incentive formulas factored the lower financial results from fiscal 2016. The net income maximum payouts would occur at 250% net income growth over the prior year net income. Revenue-based formulas used in fiscal 2017 were based upon targeted net sales levels. Revenue-based formulas represented approximately 25% of potential payouts. The last formula-based factor in the incentive payouts was return on average assets. The Committee approves the incentive plans, which are usually paid in March of the following year. The ranges are intended to be challenging yet achievable, with the maximum level intended to be difficult to achieve. The table included in footnote 5 to the Summary Compensation Table shows the level of payouts based on the various objectives for the past three fiscal years.

For fiscal 2017, incentive payments for the Chief Executive Officer, the Chief Financial Officer, and the General Counsel were based primarily on achieving net income and net sales targets with a smaller percentage based on targets for return on assets. Mr. Rykhus could have had a maximum payout of 138% of base salary based on company-wide net income and net sales targets, and 10% based on return on assets. The calculation for maximum payout for Mr. Brazones and Ms. Herseth Sandlin was 100% of base salary based on company-wide net income and net sales targets and 10% based on return on assets. Income based incentives were set to begin when net income exceeded $8,561,000 and, for Mr. Rykhus, were designed to result in a payment of 66% of base salary at the targeted level of net income of $17,123,000 and the maximum incentive payment of 102% of his base salary if Raven achieved the high end of the income range ($21,403,000 in net income for fiscal 2017). Mr. Brazones' and Ms. Herseth Sandlin's incentives were based on criteria similar to Mr. Rykhus, with 47% of base salary payable at the targeted level of $17,123,000 in net income and the maximum incentive payment of 72% of their base salary if Raven achieved $21,403,000 in net income.

The other Named Executives were responsible for specific business units. Their incentives for fiscal 2017 were based on achieving growth objectives for their respective operating units and the corporation. Operating unit objectives include levels of operating income growth over prior year, net sales targets, and return on assets. Messrs. Schmidt and Meyer, as Division Vice Presidents, could have had a maximum payout of 90% of base salary for fiscal 2017 based on divisional results, 10% of base salary based on company-wide net income, and 10% based on return on assets. The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal 2017 for the Named Executives” below.

Stock Options and Restricted Stock Units (RSUs)
As recommended by the Consultant, the Committee adopted the LTIP in April 2012 to introduce RSUs as a component of long-term incentive in addition to stock options and performance-based RSUs that vest after three years based on the achievement of three-year average targets. For fiscal 2017, the Committee approved a split of 35% options, 40% performance-based RSUs, and 25% RSUs with time-based vesting for executives. The Committee determined that the addition of RSUs with time-based vesting would increase retention value of awards, and the value of the time-based awards will continue to depend upon the long-term value of the Company's stock, increasing alignment with shareholder interests. For fiscal 2018, the Committee has approved a mix of 30% options, 20% performance-based RSUs, and 50% RSUs with time-based vesting for the executives.

Since 2015, the target for the performance-based RSUs has been return on equity. At the end of the three-year vesting period for performance-based RSUs, if at least the minimum level is reached for the three-year performance goals, the shares received under the awards vary from 50-150% of the targeted level depending on the level of performance achieved. The inclusion of the performance-based RSUs in the LTIP has increased the percentage of the executives' compensation that is variable based on long-term performance.

The Committee believes these performance-based incentives further align executive compensation with the Company's objectives and help sustain Raven's strong performance on key returns ratios over the long term, while the stock options continue to tie an element of compensation to actual shareholder returns. Time-based incentives help boost retention among executives and other senior leaders. The LTIP has also improved the competitive level of executive pay at Raven because the LTIP targets equity-based incentive compensation at least at the 60th percentile of the Raven peer group.

Stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The regular option grants are made annually, vest in equal installments over four years and expire in five years. The Committee and management believe the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven's success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.

Raven's stock options and RSUs have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The agreements require one year of service after the grant before the retirement provision can be invoked. The Committee believes that the retirement provisions encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring.

All Other Compensation
Raven provides other benefits to executives, which we believe to be reasonable, competitive, and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 6 to the Summary Compensation Table. The 401(k) and profit sharing benefits are essentially the same as all other Raven employees receive. Raven also provides supplemental health and wellness benefits to its executives to encourage a healthy lifestyle. To the extent the supplemental insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Post-termination Compensation and Benefits
Raven has an employment agreement with each Named Executive, which outlines the employment benefits discussed under “All Other Compensation” above. The purpose of the benefits is to attract and retain seasoned executives. Retirement benefits, available when the sum of the executive's age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above and reward a long-term commitment to Raven. On August 25, 2015, the Committee approved changes to the employment agreements for more recently hired executives that eliminated the post-retirement medical benefit in exchange for a one-time lump sum payment. These changes applied to the agreements for Messrs. Brazones and Meyer and Ms. Herseth Sandlin.

Raven’s arrangements for payment of post-termination compensation and benefits are described below under “Potential Payments on Termination or Change in Control.” In March 2017, Raven entered into new employment agreements with Messrs. Rykhus and Brazones to provide for severance payments upon a termination by the Company without cause or a constructive termination by the executive. The Committee believes these arrangements are necessary in the case of the top executives to promote retention and are customary for companies of comparable size to Raven. In addition, Raven uses dual-trigger “Change in Control” severance agreements with its executives to protect it from the loss of executive talent during a change in control of the Company. Upon a change in control, positions held by the Named Executives may be at risk. By providing a cash benefit of one and a half to two and a half times salary and incentive payments at target if executives are terminated following a Change in Control of the company, the Committee believes that, in the event of such change in control, the agreements would serve to maintain stability within its executive group during what could be a potentially turbulent time.

Executive Compensation for Fiscal 2017 for the Named Executives

Chief Executive Officer
Mr. Rykhus is Raven's President and Chief Executive Officer. His fiscal 2017 total compensation of $2,153,089 was 56% higher than in fiscal 2016 primarily due to higher management incentive payout in fiscal 2017 compared to no management incentive plan payment in fiscal 2016. Mr. Rykhus' base salary for fiscal 2016 was $543,840 and remained unchanged in fiscal 2017. His base salary for fiscal 2018 increased to $605,000 effective January 1, 2017. In fiscal 2017, his incentive plan maximum was 150% of his salary, similar to fiscal 2016. Mr. Rykhus' incentive payment was $663,065 or 120%, of salary earned in fiscal 2017 compared to $0 in fiscal 2016. The incentive plan payment largely represented net income and return on assets above target levels.

Mr. Rykhus’ reported LTIP compensation increased in fiscal 2017 compared to fiscal 2016 because a higher portion of the LTIP mix is being allocated to stock awards, which has a higher fair value. Mr. Rykhus’ ultimate payout based on each of these awards will depend on the Company’s return on equity for the three year period starting in the year of the grant. In April 2017, Mr. Rykhus' payout on his April 2014 RSU grant based on the three-year average return on equity for fiscal years 2015 through 2017 is expected to be $0, due to the lower net income results over the three year period.

Chief Financial Officer
Mr. Brazones has served as Raven's Chief Financial Officer ("CFO") since December 1, 2014. His total compensation of $815,180, increased by 48% in fiscal 2017, primarily due to management incentive payout in fiscal 2017 compared to none in fiscal 2016. His objectives under the incentive plan for fiscal 2017 were identical to Mr. Rykhus', with a maximum payout under the plan of 110% of salary. Mr. Brazones' incentive payment was $235,643, or 87%, of salary, in fiscal 2017 compared to $0 in fiscal 2016. The incentive plan payment largely represented the effect of net income and return on assets results above target levels.

General Counsel and Vice President - Corporate Development
Ms. Herseth Sandlin is Raven's General Counsel and Vice President of Corporate Development. Her total compensation of $829,648 increased by 49% in fiscal 2017, due primarily to the increase in management incentive payout. Her objectives under the incentive plan were identical to the CEO and CFO. Her maximum payout under the plan was 110% of salary. Ms. Herseth Sandlin's incentive payment was $245,424, or 88%, of salary, in fiscal 2017 compared to $0 in fiscal 2016. The incentive plan payment largely represented the effect of net income and return on assets results above target levels.

Vice President Applied Technology Division
Mr. Meyer assumed the role of Division Vice President of the Applied Technology Division on May 1, 2015. Previously, Mr. Meyer had served as the Company's Chief Information Officer since 2010. His fiscal 2017 total compensation of $793,263 increased by 50% due to the higher management incentive payout. His maximum payout under the annual incentive plan was 110% of salary in fiscal 2017, similar to the other members of the executive team. Mr. Meyer's fiscal 2017 incentive payout was $253,334 because of Applied Technology Division's strong division income and higher net sales results compared to the incentive target.

Vice President Engineered Films Division
Mr. Schmidt has led the Engineered Films Division since February 1, 2012. His total compensation of $737,514 in fiscal 2017 increased by 39% due primarily to higher management incentive plan payments compared to fiscal 2016. His base salary was relatively flat in fiscal 2017 compared to fiscal 2016. His maximum payout under the incentive plan was 110% of salary in fiscal 2017. Mr. Schmidt's incentive payout was $200,738 in fiscal 2017 because of higher Engineered Films Division division income and net sales compared to target results.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee of the Company's Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2017 Proxy Statement.

Submitted by the Personnel and Compensation Committee of the Company's Board of Directors:

Mark E. Griffin Marc E. LeBaron Heather A. Wilson

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the number of securities authorized for issuance under Raven's equity compensation plans as of January 31, 2017.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,372,903	$22.93	1,080,240
Equity compensation plans not approved by security holders	—	—	—
Total	1,372,903	$22.93	1,080,240

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
			(3)	(4)	(5)	(6)
Daniel A. Rykhus	2017	553,198	578,507	311,504	663,065	46,815	2,153,089
President and	2016	543,840	399,990	400,229	—	36,095	1,380,154
Chief Executive Officer	2015	530,353	500,093	499,338	32,271	49,379	1,611,434

Steven E. Brazones (1)	2017	270,846	185,291	99,876	235,643	23,524	815,180
Vice President and	2016	265,000	125,022	125,131	—	35,444	550,597
Chief Financial Officer, Treasurer	2015	45,865	100,007	—	—	54,000	199,872

Stephanie Herseth Sandlin	2017	279,731	185,291	99,876	245,424	19,326	829,648
General Counsel	2016	276,000	125,022	125,131	—	29,121	555,274
VP Corporate Development	2015	269,250	167,353	167,058	9,435	21,612	634,708

Brian E. Meyer (2)	2017	251,938	169,057	91,046	253,334	27,888	793,263
Division Vice President	2016	238,500	124,664	124,483	—	39,884	527,531
Applied Technology Division	2015	205,932	99,888	100,051	6,255	25,684	437,810

Anthony D. Schmidt	2017	253,192	169,057	91,046	200,738	23,481	737,514
Division Vice President	2016	250,000	125,022	125,131	—	28,556	528,709
Engineered Films Division	2015	229,641	132,638	132,178	114,367	21,017	629,841

(1) Mr. Brazones was named Vice President and Chief Financial Officer on December 1, 2014.
(2) Mr. Meyer was named Applied Technology Division Vice President on May 1, 2015. Prior to that date he was the Company's Chief Information Officer.
(3)  Amounts shown reflect the aggregate fair value of restricted stock unit awards, both time and performance-based, granted during the year based on achievement of targeted performance. Actual payments will be based on actual performance. The fair value of the awards based on achievement at or above the maximum performance level is as follows: Mr. Rykhus, $756,539; Mr. Brazones, $242,267; Ms. Herseth Sandlin, $242,267; Mr. Meyer, $221,038 Mr. Schmidt, $221,038. The fair value of the units is based on fair market value of the Company's common stock on the grant date.

(4) Amounts shown reflect the aggregate fair value of option awards granted during the year. Assumptions used in the calculation of this amount are included in Note 13 on pages 70-73 of the Company's Annual Report on Form 10-K.

(5) The following table describes the basis for payments under the annual management incentive plan.
Name and Business Unit	Fiscal Year	Consolidated Net Income	Divisional Income	Consolidated Net Sales	Divisional Net Sales	Other Factors	Total non-equity incentive plan compensation
			(a)	(b)	(b)	(c)
Daniel A. Rykhus	2017	499,758	N/A	97,984	N/A	65,323	663,065
Entire Company	2016	—	N/A	N/A	N/A	—	—
	2015	—	N/A	N/A	N/A	32,271	32,271

Steven E. Brazones	2017	172,043	N/A	37,100	N/A	26,500	235,643
Entire Company	2016	—	N/A	N/A	N/A	—	—
	2015	—	N/A	N/A	N/A	—	—

Stephanie Herseth Sandlin	2017	179,184	N/A	38,640	N/A	27,600	245,424
Entire Company	2016	—	N/A	N/A	N/A	—	—
	2015	—	N/A	N/A	N/A	9,435	9,435

Brian E. Meyer	2017	22,694	153,760	N/A	52,080	24,800	253,334
Applied Technology Division	2016	—	—	N/A	N/A	—	—
	2015	—	N/A	N/A	N/A	6,255	6,255

Anthony D. Schmidt	2017	22,877	135,361	N/A	17,500	25,000	200,738
Engineered Films Division	2016	—	—	N/A	N/A	—	—
	2015	—	108,692	N/A	N/A	5,675	114,367

(a) Based on operating income for the division less a charge for working capital utilization.
(b)  Fiscal 2017 management incentive plans include a net sales component either at the consolidated or divisional level. Fiscal 2016 and fiscal 2015 management incentive plans did not include any net sales component.

(c)  Fiscal 2017 management incentive plans include a factor based on return on assets. Fiscal 2016 and fiscal 2015 management incentive plans included factors based upon return on sales and return on assets.

(6) The following table describes key components of the All Other Compensation column in the Summary Compensation Table.
Name	Fiscal Year	Retirement benefit and profit sharing plans	Supplemental health benefits	Other fringe benefits	Tax reimbursement on taxable fringe benefits	Total all other compensation
		(a)	(b)	(c)(d)
Daniel A. Rykhus	2017	15,564	18,561	6,058	6,632	46,815
	2016	11,147	13,985	2,986	7,977	36,095
	2015	10,780	18,938	6,075	13,586	49,379

Steven E. Brazones	2017	11,583	7,026	1,000	3,915	23,524
	2016	8,120	5,200	17,531	4,593	35,444
	2015	—	—	54,000	—	54,000

Stephanie Herseth Sandlin	2017	12,419	3,819	1,000	2,088	19,326
	2016	8,386	7,130	8,500	5,105	29,121
	2015	7,954	8,720	1,602	3,336	21,612

Brian E. Meyer	2017	8,637	11,655	1,000	6,596	27,888
	2016	9,262	11,294	11,000	8,328	39,884
	2015	8,466	11,394	1,991	3,833	25,684

Anthony D. Schmidt	2017	9,474	8,389	1,000	4,618	23,481
	2016	5,871	14,783	1,748	6,154	28,556
	2015	4,611	10,703	2,222	3,481	21,017
(a)  Represents the safe-harbor base and matching contributions under the Company's 401(k) plan. Also includes cash payments under the Company's Profit Sharing and Growth Plan which is paid equally to every employee, regardless of salary. The amounts under the Profit Sharing and Growth Plan were $1,230 in fiscal 2017. No amount was paid out for fiscal 2015 or fiscal 2016, because the Company did not achieve net income growth.

(b) Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company's Senior Executive Officer and Senior Manager benefit policies.
(c) Mr. Brazones' other fringe benefits represent relocation costs paid during fiscal 2016 and fiscal 2015.
(d) In consideration for certain executives being eliminating from the retiree medical program, which provided post-retirement medical benefits if an executive's years of employment and age added together exceeded 80, current senior executive officers received lump sum payments during fiscal 2016 in amounts determined by each officer’s years of service to the Company as follows: Mr. Meyer, $10,000; Ms. Herseth Sandlin, $7,500; and Mr. Brazones, $7,500. No such payments were made during fiscal 2017 or fiscal 2015.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2017
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
			(2)			(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
	(1)		($)	($)	($)	(#)	(#)	(#)	(#)	($/Share)	(4)
Daniel A. Rykhus
	MIP	2/1/2016	—	530,746	816,533
	RSU-P	4/5/2016				11,405	22,810	34,215			356,064
	RSU-T	4/5/2016					14,250	14,250			222,443
	SO	4/5/2016							102,300	15.61	311,504

Steven E. Brazones
	MIP	2/1/2016	—	189,475	291,500
	RSU-P	4/5/2016				3,650	7,300	10,950			113,953
	RSU-T	4/5/2016					4,570	4,570			71,338
	SO	4/5/2016							32,800	15.61	99,876

Stephanie Herseth Sandlin
	MIP	2/1/2016	—	197,340	303,600
	RSU-P	4/5/2016				3,650	7,300	10,950			113,953
	RSU-T	4/5/2016					4,570	4,570			71,338
	SO	4/5/2016							32,800	15.61	99,876

Brian E. Meyer
	MIP	2/1/2016	—	177,320	272,800
	RSU-P	4/5/2016				3,330	6,660	9,990			103,963
	RSU-T	4/5/2016					4,170	4,170			65,094
	SO	4/5/2016							29,900	15.61	91,046

Anthony D. Schmidt
	MIP	2/1/2016	—	178,750	275,000
	RSU-P	4/5/2016				3,330	6,660	9,990			103,963
	RSU-T	4/5/2016					4,170	4,170			65,094
	SO	4/5/2016							29,900	15.61	91,046

(1) Type of award: MIP - Management Incentive Plan; RSU-P - Restricted Stock Unit Performance-based; RSU-T - Restricted Stock Unit Time-based; SO - Stock Option.

(2) These columns represent the range of payouts under three scenarios. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved. Approximately 67% of the payouts were based on earnings growth. No payments are made under the plans if earnings fall below prior year results. The plan targets payouts at approximately 65% of the maximum. Maximum payouts assume growth beyond the targeted level and are capped at 25% growth at the amounts shown. The remainder of the payouts were based on return on assets compared to the Company's peer group historical returns and net sales compared to target. Actual amounts paid are outlined in Note 4 of the Summary Compensation table on page 23.

(3) These columns represent the range of performance shares to be awarded under three scenarios. The threshold amounts represent the number of performance-based shares to be awarded when restricted stock units (RSUs) vest if the minimum performance criteria is achieved. No performance-based restricted stock units vest under these awards if the three year average return on equity is less than a minimum level. The percentage of performance based shares issued if performance is equal to the plan target is approximately 66.7% of the maximum. Time-based restricted stock units vest if the team member is still employed by the Company three years from date of grant.

(4)  Option awards reflect the Black-Scholes value of $3.045 as of April 5, 2016. All awards vest in equal installments over 4 years and expire after 5 years. RSUs are valued at the targeted performance level and the closing stock price of $15.61 on April 4, 2016, the stock price on the last business day before the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END
Name	Option Awards (1)					Stock Awards (2)
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

		(#)	(#)
		Exercisable	Unexercisable	($)		(#)	($)
Daniel A. Rykhus	4/2/2012	36,800	—	31.655	4/2/2017
	3/25/2013	40,125	13,375	32.850	3/25/2018
	4/1/2014	27,200	27,200	32.750	4/1/2019	—	—
	3/17/2015	20,950	62,850	20.100	3/17/2020	19,900	498,495
	4/5/2016	—	102,300	15.610	4/5/2021	48,465	1,214,048
Steven E. Brazones	12/2/2014	—	—	—		4,350	108,968
	3/17/2015	6,550	19,650	20.100	3/17/2020	6,220	155,811
	4/05/2016	—	32,800	15.610	4/5/2021	15,520	388,776
Stephanie Herseth Sandlin	8/27/2012	7,000	—	29.200	8/27/2017
	3/25/2013	13,800	4,600	32.850	3/25/2018
	4/1/2014	9,100	9,100	32.750	4/1/2019	—	—
	3/17/2015	6,550	19,650	20.100	3/17/2020	6,220	155,811
	4/5/2016	—	32,800	15.610	4/5/2021	15,520	388,776
Brian E. Meyer	4/2/2012	8,000	—	31.655	4/2/2017
	3/25/2013	7,050	2,350	32.850	3/25/2018
	4/1/2014	5,450	5,450	32.750	4/1/2019	—	—
	3/17/2015	4,200	12,600	20.100	3/17/2020	3,980	99,699
	5/1/2015	2,350	7,050	19.940	5/1/2020	2,240	56,112
	4/05/2016	—	29,900	15.610	4/5/2021	14,160	354,708
Anthony D. Schmidt	4/2/2012	12,000	—	31.655	4/2/2017
	3/25/2013	10,425	3,475	32.850	3/25/2018
	4/1/2014	7,200	7,200	32.750	4/1/2019	—	—
	3/17/2015	6,550	19,650	20.100	3/17/2020	6,220	155,811
	4/05/2016	—	29,900	15.610	4/5/2021	14,160	354,708
(1) All options vest in equal installments over 4 years and expire after 5 years.

(2)  Represents the number of performance-based RSUs that will vest and be paid out in Raven Common Stock if the three year average return on sales or equity reaches a specified level. The performance factor percentage used represented the next highest level (threshold, target or maximum) to our actual period-to-date performance. The RSU shares expected to vest in fiscal 2018 have been adjusted to the most recent estimated performance factor as of January 31, 2017. The payout value is based on the Company's stock price of $25.05 at January 31, 2017.

OPTION EXERCISES IN FISCAL 2017
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise

	(#)	($)
Daniel A. Rykhus	—	—
Steven E. Brazones	—	—
Stephanie Herseth Sandlin	—	—
Brian E. Meyer	—	—
Anthony D. Schmidt	—	—

STOCK AWARDS VESTED IN FISCAL 2017
Name	Stock Awards (1)
	Number of Shares acquired upon Vesting	Value Realized on Vesting

	(#)	($)
Daniel A. Rykhus	9,446	147,169
Steven E. Brazones	—	—
Stephanie Herseth Sandlin	3,259	50,775
Brian E. Meyer	1,653	25,754
Anthony D. Schmidt	2,454	38,233

(1) Shares vested consist of performance-based RSUs for the fiscal 2014 - 2016 performance period that vested on March 25, 2016, at a performance level of 58.333 percent. We determined the value realized for the vesting of these shares using the closing market value of our common stock on the vesting date, which was $15.58.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The table below shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurs on a date after March 29, 2017, to reflect amended and restated employment agreements entered into with Messrs. Rykhus and Brazones on that date. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options and RSUs, which will vest upon various events to the extent described below.

Termination by Company Without Cause or Constructive Termination by Executive. Under the restated agreements for Messrs. Rykhus and Brazones, upon a termination by the Company without cause or a constructive termination (the executive terminates employment after an adverse change in the officer's status or compensation), the executives will receive certain severance benefits, including a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii)  the target amount under the Short Term Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Mr. Rykhus and1.0 for Mr. Brazones, plus the target amount under the Short Term Incentive Plan on a prorated basis for the year in which the date of termination occurs; provided, that the executive has entered into a separation agreement and general release and the revocation period has expired. In addition, the Company shall cause any unvested portion of executive’s restricted stock units, performance awards, and any other equity awards granted to executive under the Company’s 2010 Stock Incentive Plan, as amended, to immediately vest in full to the extent not already vested. Any performance awards will vest at the target level.

For the executives other than Messrs. Rykhus and Brazones, termination other than for a change in control is governed by their existing employment agreements, which do not provide for severance benefits in these circumstances.

Retirement Provisions. For Messrs. Rykhus and Schmidt, who each have over 20 years of service to the Company, their agreements also have retirement provisions that, if the executive's years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Mr. Rykhus, 3.5% for Mr. Schmidt) of the executive's highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Mr. Rykhus, the benefits are “grossed-up” for income tax purposes. In the event of an executive's death, the benefits available to the surviving spouse would be limited to vested retirement benefits.
Change in Control. Compensation after a Change in Control for Messrs. Rykhus and Brazones is governed by their restated employment agreements, and Raven has existing Change in Control agreements with the other Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven's assets.
For Messrs. Rykhus and Brazones to obtain such benefits under their employment agreements, a second triggering event must occur in the two year period following the Change in Control. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) the target amount under the Short Term Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.5 for Mr. Rykhus or 2.0 for Mr. Brazones. Mr. Rykhus also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.
For the executives other than Messrs. Rykhus and Brazones to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 1.5. Mr. Schmidt also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

Name	Type of Separation	Lump-sum benefits				Annual Benefits (1)
		Salary and Incentives	Value of Non-vested Stock Options	Value of Non-vested RSUs at Target	Total Lump-sum Benefits	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Maximum Annual Benefits

		($)	($)	($)	($)	($)	($)	($)	($)
						(2)	(3)	(3)
Daniel A. Rykhus	Without Cause	2,571,250	1,276,820	1,809,362	5,657,432	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	2,873,750	1,276,820	1,809,362	5,959,932	17,050	126,806	83,138	226,994

Steven E. Brazones	Without Cause	612,250	406,900	379,257	1,398,407	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	1,029,200	406,900	379,257	1,815,357	8,180	—	—	8,180

Stephanie Herseth Sandlin	Without Cause	24,583	—	—	24,583	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	734,550	406,900	581,161	1,722,611	9,869	—	—	9,869

Brian E. Meyer	Without Cause	22,667	—	—	22,667	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	677,280	380,652	503,506	1,561,438	8,180	—	—	8,180

Anthony D. Schmidt	Without Cause	22,083	—	—	22,083	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	659,850	379,524	528,556	1,567,930	8,180	16,301	—	24,481

(1) Annual benefits would begin immediately for executives eligible for retirement or at age 65 for the other executives. They would continue until the last to die of the executive or spouse.
(2) Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.
(3) Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

PricewaterhouseCoopers LLP served as the Company's independent registered public accounting firm during fiscal 2017. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2017 and fiscal 2016 are presented in the following table:

	2017	2016
Audit (1)	$599,400	$490,000
Audit Related (2)	16,600	2,600
Tax Services (3)	134,800	37,750
Total Fees	$750,800	$530,350

All items included in the above fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Committee or the Chair of the Committee prior to services being performed and/or the billing of such services.

(1) Total fees for the integrated audit were in accordance with the respective engagement letters and include quarterly reviews. Billings for out-of pocket expenses are not included.
(2) Audit related billings include review of the Company's Form S-8 filing and response to a comment letter from the SEC.
(3) Tax services include the preparation of corporate income tax filings, and advice and recommendations on various tax topics.

3AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter. A copy of this charter is available on the Company's website, www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for Raven's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented to the Audit Committee the status of internal control over financial reporting, which included the remediation status of the outstanding material weaknesses. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm's independence. The Audit Committee also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.

Based upon the Audit Committee's discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended January 31, 2017, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors:

Kevin T. Kirby Jason M. Andringa Thomas S. Everist

3OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms received by us during the year ended January 31, 2017, and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

Solicitation. The Company will bear the cost of preparing, assembling, and mailing the proxy, Proxy Statement, Annual Report, and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone, or other means of communication.

Procedures for Submitting Shareholder Proposals:

Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company's 2018 annual meeting must submit such proposal in writing to President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included for the 2018 Annual Meeting, shareholder proposals must be received by the Company no later than December 12, 2017, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 12, 2017, will not be included in the Company's proxy statement relating to the 2018 annual meeting.

Proposals or Director Nominations not Included in the Proxy Statement. For shareholder proposals or director nominations that a shareholder seeks to bring before the 2018 annual meeting but does not seek to have included in the Company's proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Amended Bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company's 2018 Annual Meeting, such a proposal must be received by the Company on or after January 11, 2018, but no later than February 10, 2018. If the date of the Annual Meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Raven Industries, Inc.
Stephanie Herseth Sandlin
Corporate Secretary

EXHIBIT A
RAVEN INDUSTRIES, INC.

AMENDED and RESTATED
2010 STOCK INCENTIVE PLAN

1.Purpose. The purpose of the 2010 Stock Incentive Plan (the “Plan”) of Raven Industries, Inc. (the “Company”) is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. Incentives may consist of opportunities to purchase or receive shares of Common Stock, $1.00 par value, of the Company (“Common Stock”) or other incentive awards on terms determined under this Plan.

2.Administration. The Plan shall be administered by the board of directors of the Company (the “Board of Directors”) or by a stock option or compensation committee (the “Committee”) of the Board of Directors. The Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board of Directors. Each member of the Committee shall be (a) a “non-employee director” within the meaning of Rule 16b‑3 of the Securities Exchange Act of 1934 (including the regulations promulgated thereunder, the “1934 Act”) (a “Non-Employee Director”), and (b) shall be an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Code Section 162(m)”). The Committee shall have complete authority to award Incentives under the Plan, to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan. The Committee’s decisions and matters relating to the Plan shall be final and conclusive on the Company and its participants. If at any time there is no stock option or compensation committee, the term “Committee”, as used in the Plan, shall refer to the Board of Directors.

3.Eligible Participants. Officers of the Company, employees of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries shall be eligible to receive Incentives under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or its subsidiaries and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.

4.Types of Incentives. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options (Section 6); (b) stock appreciation rights (“SARs”) (Section 7); (c) stock awards (Section 8); (d) restricted stock (Section 8); restricted stock units (Section 8) and performance awards (Section 9). Subject to the specific limitations provided in this Plan, payment of Incentives may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose.

5.	Shares Subject to the Plan.

5.1 Number of Shares. Subject to adjustment as provided in Section 10.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 2,750,000 shares of Common Stock. Shares of Common Stock that are issued under the Plan or are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.

5.2 Cancellation.     If an Incentive granted hereunder expires or is terminated or canceled unexercised as to any shares of Common Stock or forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan pursuant to another Incentive. If any Shares subject to an Incentive granted hereunder are withheld or applied as payment in connection with the exercise of an Incentive (including the withholding of Shares on the exercise of a stock option or the exercise of an SAR that is settled in Shares) or the withholding or payment of taxes related thereto, such Shares shall not again be available for grant under the Plan.

5.3 Type of Common Stock. Common Stock issued under the Plan in connection with Incentives will be authorized and unissued shares.

5.4 Limitation on Certain Grants. During any one fiscal year, no person shall receive Incentives under the Plan that could result in that person receiving, earning or acquiring, subject to the adjustments described in Section 10.6: (a) Stock Options and SARs for, in the aggregate, more than 400,000 shares of Common Stock; or (b) Performance

Awards, in the aggregate, for more than 200,000 shares of Common Stock or, if payable in cash, with a maximum amount payable exceeding $2,000,000.

6.Stock Options. A stock option is a right to purchase shares of Common Stock from the Company. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1 Price. The option price per share shall be determined by the Committee, subject to adjustment under Section 10.6. Notwithstanding the foregoing sentence, the option price per share shall not be less than the Fair Market Value (as defined in Section 10.15) of the Common Stock on the Grant Date (as defined in Section 10.16).

6.2 Number. The number of shares of Common Stock subject to a stock option shall be determined by the Committee, subject to adjustment as provided in Section 10.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises an SAR if any SAR is granted in conjunction with or related to the stock option. If the number of shares subject to a stock option is reduced pursuant to the preceding sentence, the number of shares subject to the original grant will continue to count against the limitation on grants under Section 5.4.

6.3 Duration and Time for Exercise. Subject to earlier termination as provided in Section 10.3, the term of each stock option shall be determined by the Committee but shall not exceed ten years and one day from the Grant Date. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any stock option. Subject to the first sentence of this paragraph, the Committee may extend the term of any stock option to the extent provided in Section 10.4.

6.4 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable (a) in United States dollars upon exercise of the option and may be paid by cash, uncertified or certified check or bank draft; (b) unless otherwise provided in the option agreement, by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; or (c) unless otherwise provided in the option agreement, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations consistent with Section 10.8, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Before the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options (as such term is defined in Code Section 422):

(a)The aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all of the Company’s plans) shall not exceed $100,000. The determination will be made by taking Incentive Stock Options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.

(b)Any option agreement for an Incentive Stock Option under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as Incentive Stock Options.

(c)All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by Board of Directors or the date this Plan was approved by the shareholders.

(d)Unless sooner exercised, all Incentive Stock Options shall expire no later than ten years after the Grant Date.

(e)The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the Grant Date.

(f)If Incentive Stock Options are granted to any participant who, at the time such option is granted, would own (within the meaning of Code Section 422) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation, (i) the option price for such Incentive Stock Options shall be not less than 110% of the Fair Market Value of the Common Stock subject to the option on the Grant Date and (ii) such Incentive Stock Options shall expire no later than five years after the Grant Date.

7.Stock Appreciation Rights. An SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, the amount of which is determined pursuant to the formula set forth in Section 7.5. An SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:

7.1 Price. The exercise price per share of any SAR granted without reference to a stock option shall be determined by the Committee, subject to adjustment under Section 10.6. Notwithstanding the foregoing sentence, the exercise price per share shall not be less than the Fair Market Value of the Common Stock on the Grant Date.

7.2 Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 10.6. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR relates shall be reduced in the same proportion that the holder of the option exercises the related stock option. If the number of shares subject to an SAR is reduced pursuant to the preceding sentence, the number of shares subject to the original grant will continue to count against the limitation on grants under Section 5.4.

7.3 Duration. Subject to earlier termination as provided in Section 10.3, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the Grant Date. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR. Subject to the first sentence of this paragraph, the Committee may extend the term of any SAR to the extent provided in Section 10.4.

7.4 Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 7.5.

7.5 Issuance of Shares Upon Exercise. The number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(a)the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of an SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 10.6); by

(b)the Fair Market Value of a share of Common Stock on the exercise date.

No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

8.Stock Awards, Restricted Stock and Restricted Stock Units. A stock award consists of the transfer by the Company to a participant of shares of Common Stock, with or without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price, if any, determined by the Committee and subject to restrictions on their sale or other transfer by the participant. Restricted stock units represent the right to receive shares of Common Stock at a future date. The transfer of Common Stock pursuant to stock awards, the transfer or sale of restricted stock and restricted stock units shall be subject to the following terms and conditions:

8.1 Number of Shares. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock, or the number of shares that may be issued pursuant to a restricted stock unit, shall be determined by the Committee.

8.2 Sale Price. The Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.

8.3 Restrictions. All shares of restricted stock transferred or sold by the Company hereunder, and all restricted stock units granted hereunder, shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

(a)a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, or the delivery of shares pursuant to restricted stock units, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

(b)a requirement that the holder of shares of restricted stock or restricted stock units forfeit, or (in the case of shares sold to a participant) re-sell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment, service on the Board of Directors or consulting engagement during any period in which such shares are subject to restrictions; and

(c)such other conditions or restrictions as the Committee may deem advisable.

8.4 Enforcement of Restrictions. In order to enforce the restrictions imposed by the Committee pursuant to Section 8.3, the participant receiving restricted stock or restricted stock units shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend that refers to the Plan and the restrictions imposed under the applicable agreement. At the Committee’s election, shares of restricted stock may be held in book entry form subject to the Company’s instructions until any restrictions relating to the restricted stock grant lapse.

8.5 End of Restrictions. Subject to Section 10.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant’s legal representative, beneficiary or heir. Subject to Section 10.5, upon the lapse or waiver of restrictions applicable to restricted stock units, or at a later time specified in the agreement governing the grant of restricted stock units, any shares derived from the restricted stock units shall be issued and delivered to the holder of the restricted stock units.

8.6 Rights of Holders of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Any holder of restricted stock units shall not be, and shall not have rights and privileges of, a stockholder with respect to any shares that may be derived from the restricted stock units unless and until such shares have been issued.

8.7 Settlement of Restricted Stock Units. Restricted stock units may be satisfied by delivery of shares of stock, cash equal to the Fair Market Value of the specified number of shares covered by the restricted stock units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

8.8 Dividend Equivalents. In connection with any award of restricted stock units , the Committee may grant the right to receive cash, shares of stock or other property equal in value to dividends paid with respect to the number of shares represented by the restricted stock units (“Dividend Equivalents”). Unless otherwise determined by the Committee at the date of grant, any Dividend Equivalents that are granted with respect to any award of restricted stock units shall be either (a) paid with respect to such restricted stock units at the dividend payment date in cash or in shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (b) deferred with respect to such restricted stock units and the amount or value thereof automatically deemed reinvested in additional restricted stock units until the time for delivery of shares (if any) pursuant to the terms of the restricted stock unit award.

9.Performance Awards.

9.1 Performance Conditions. The right of a participant to exercise or receive a grant or settlement of any Incentive, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee (such an Incentive is referred to as a “Performance Award”). The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Incentive subject to performance conditions, except as limited under Section 9.2 hereof in the case of a Performance Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award intended to qualify under Code Section 162(m), shall be exercised by the Committee as the Committee and not the Board.

9.2 Performance Awards Granted to Designated Covered Employees. If and to the extent the Committee determines that a Performance Award to be granted to a person who is designated by the Committee as likely to be a covered employee within the meaning of Code Section 162(m) and regulations thereunder (a “Covered Employee”) should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9.2.

(a)Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including but not limited to the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain" at the time the Performance Award is granted. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal, or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one participant or to different participants.

(b)Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company, shall be used exclusively by the Committee in establishing performance goals for such Performance Awards as are intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code: earnings per share, operating income or profit, net income, gross or net sales, expenses, expenses as a percentage of net sales, inventory turns, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), gross profit, margins, working capital, earnings before interest and tax (EBIT), earnings before interest, tax, depreciation and amortization (EBITDA), return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), revenue growth, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, productivity ratios, market share, economic value added and safety (or any of the above criteria as compared to the performance of a group of comparable companies, or any published or special index that the Committee, in its sole discretion, deems appropriate), or the Committee may select criteria based on the Company’s share price as compared to various stock market indices. The Committee, in its sole discretion, may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any participant who is a Covered Employee.

(c)Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten (10) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

(d)Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, stock, other Incentives or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of continuous service by the participant before the end of a performance period or the settlement date of Performance Awards.

9.3 Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and as to the achievement of performance goals relating to Performance Awards under Section 9.2(a), shall be made in writing in the case of any Performance Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards if and to the extent required to comply with Code Section 162(m).

9.4 Status of Performance Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards granted under this Section 9 to persons who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code Section 162(m). Accordingly, the terms of Sections 9.2, 9.3 and 9.4, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10.General.

10.1 Effective Date. The Plan will become effective upon the date of approval by the Company’s Board of Directors (the “Effective Date”), subject to approval by the Company’s shareholders.

10.2 Duration. The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Incentives may be granted under the Plan after the tenth anniversary of the Effective Date of the Plan.

10.3 Non-transferability of Incentives. No stock option, SAR, restricted stock or stock award may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder), and the Company shall not be required to recognize any attempted assignment of such rights by any participant. Notwithstanding the preceding sentence, stock options (other than stock options intended to qualify as Incentive Stock Options pursuant to Section 6.5) may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Code Section 501(c)(3). During a participant’s lifetime, a stock option may be exercised only by him or her, by his or her guardian or legal representative or by the transferees permitted by this Section 10.3.

10.4 Effect of Termination or Death. If a participant ceases to be an employee of or consultant to the Company for any reason, including death or disability, any Incentives may be exercised or shall expire at such times as may be set forth in the agreement, if any, applicable to the Incentive, or otherwise as determined by the Committee; provided, however, the term of an Incentive may not be extended beyond the term originally prescribed when the Incentive was granted, unless the Incentive satisfies (or is amended to satisfy) the requirements of Code Section 409A, including the rules and regulations promulgated thereunder (together, “Code Section 409A”); and provided further that the term of an Incentive may not be extended beyond the maximum term permitted under this Plan.

10.5 Restrictions under Securities Laws. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

10.6 Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and the other numbers of shares of Common Stock provided in the Plan, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

10.7 Incentive Plans and Agreements. Except in the case of stock awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the Plan, as Incentive Stock Options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options. The Committee shall communicate the key terms of each award to the participant promptly after the Committee approves the grant of such award.

10.8 Withholding.

(a)The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR or upon vesting of restricted stock, the participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold, from the distribution or from such shares of restricted stock, shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b)Each Election must be made before the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.

10.9 No Continued Employment, Engagement or Right to Corporate Assets. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons’ beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

10.10 Payments Under Incentives. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Except as permitted under Section 10.17, payments and distributions may not be deferred under any Incentive unless the deferral complies with the requirements of Code Section 409A.

10.11 Amendment of the Plan. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall adversely change or impair, without the consent of the recipient, an Incentive previously granted. Further, no such amendment shall, without approval of the shareholders of the Company, (a) increase the maximum number of shares of Common Stock which may be issued to all participants under the Plan, (b) change or expand the types of Incentives that may be granted under the Plan, (c) change the class of persons eligible to receive Incentives under the Plan, or (d) materially increase the benefits accruing to participants under the Plan.

10.12 Amendment of Agreements for Incentives; No Repricing. Except as otherwise provided in this Section 10.12 or Section 10.17, the terms of an existing Incentive may be amended by agreement between the Committee and the participant. Notwithstanding the foregoing sentence, in the case of a stock option or SAR, no such amendment shall (a) without shareholder approval, lower the exercise price of a previously granted stock option or SAR, cancel a stock option or SAR when the exercise price per share exceeds the Fair Market Value of the underlying shares in exchange for another Incentive or cash, or take any other action with respect to a stock option that may be treated as a repricing under the federal securities laws or generally accepted accounting principles; or (b) extend the term of the Incentive, except as provided in Sections 10.4 and 10.17.

10.13 Vesting Upon Change In Control. Upon the occurrence of an event satisfying the definition of “Change in Control” with respect to a particular Incentive, unless otherwise provided in the agreement for the Incentive, such Incentive shall become vested and all restrictions shall lapse. The Committee may, in its discretion, include such further provisions and limitations in any agreement for an Incentive as it may deem desirable. For purposes of this Section 10.13, “Change in Control” means the occurrence of any one or more of the following:

(a)     the acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the outstanding voting power of the Company entitled to vote in the election of directors; provided that a Change in Control shall not be deemed to occur solely because more than thirty percent (30%) of the outstanding voting shares is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries;
(b)     a merger, consolidation or other reorganization involving the Company if the shareholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the voting equity securities of the successor entity;
(c)     a majority of the members of the Board of Directors is replaced within a period of less than two years by directors not nominated and approved by the Board of Directors; or
(d)     the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries determined on a consolidated basis, or a complete liquidation or dissolution of the Company.
10.14 Sale, Merger, Exchange or Liquidation. Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:

(a)     providing that the Plan and all Incentives shall terminate and the holders of (i) all outstanding vested options shall receive, in lieu of any shares of Common Stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such participant had received Common Stock immediately before such transaction (with appropriate adjustment for the exercise price, if any), (ii) SARs that entitle the participant to receive Common Stock shall receive, in lieu of any shares of Common Stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such Common Stock had been issued to and held by the participant immediately before such transaction, and (iii) any Incentive under this Agreement which does not entitle the participant to receive Common Stock shall be equitably treated as determined by the Committee.

(b)    providing that participants holding outstanding vested Common Stock based Incentives shall receive, with respect to each share of Common Stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the Fair Market Value of such Common Stock on a date within ten days before the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be canceled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction.

(c)providing that the Plan (or replacement plan) shall continue with respect to Incentives not canceled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction.

(d)to the extent that the vesting of any Incentives is not accelerated pursuant to Section 10.13, providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.

The Board of Directors may restrict the rights of participants or the applicability of this Section 10.14 to the extent necessary to comply with Section 16(b) of the 1934 Act, the Code or any other applicable law or regulation. The grant of an Incentive award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
10.15 Definition of Fair Market Value. For purposes of this Plan, the “Fair Market Value” of a share of Common Stock at a specified date shall, unless otherwise expressly provided in this Plan, be the amount which the Committee determines in good faith to be 100% of the fair market value of such a share as of the date in question. Notwithstanding the foregoing:

(a)     If such shares are listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the last sale price of a share of Common Stock on such U.S. securities exchange on the applicable date. If such U.S. securities exchange is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange.

(b)     If such shares are publicly traded but are not listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the trading price of a share of Common Stock on such date (or, if the applicable market is closed on such date, the last date on which the Common Stock was publicly traded), by a method consistently applied by the Committee.

(c)     If such shares are not publicly traded, then the Committee’s determination will be based upon a good faith valuation of the Company’s Common Stock as of such date, which shall be based upon such factors as the Committee deems appropriate. The valuation shall be accomplished in a manner that complies with Code Section 409A and shall be consistently applied to Incentives under the Plan.

10.16 Definition of Grant Date. For purposes of this Plan, the “Grant Date” of an Incentive shall be the date on which the Committee approved the award or, if later, the date established by the Committee as the date of grant of the Incentive.

10.17 Compliance with Code Section 409A.

(a)     Except to the extent such acceleration or deferral is permitted by the requirements of Code Section 409A, neither the Committee nor a participant may accelerate or defer the time or schedule of any payment of, or the amount scheduled to be paid under, an Incentive that constitutes Deferred Compensation (as defined in paragraph(d) below); provided, however, that payment shall be permitted if it is in accordance with a “specified time” or “fixed schedule” or on account of “separation from service,” “disability,” death, “change in control” or “ unforeseeable emergency” (as those terms are defined under Code Section 409A) that is specified in the agreement evidencing the Incentive.

(b)     Notwithstanding anything in this Plan, unless the agreement evidencing the Incentive specifically provides otherwise, if a participant is treated as a Specified Employee (as defined in paragraph (d) and as determined under Code Section 409A by the Committee in good faith) as of the date of his or her “separation from service” as defined for purposes of Code Section 409A, the Company may not make payment to the participant of any Incentive that constitutes Deferred Compensation, earlier than 6 months following the participant’s separation from service (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A. Any payments that otherwise would be payable to the Specified Employee during the foregoing 6-month period will be accumulated and payment delayed until the first date after the 6-month period. The Committee may specify in the Incentive agreement, that the amount of the Deferred Compensation delayed under this paragraph shall accumulate interest, earnings or Dividend Equivalents (as applicable) during the period of such delay.

(c)     The Committee may, however, reform any provision in an Incentive that is intended to comply with (or be exempt from) Code Section 409A, to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A.

(d)     For purposes of this Section 10.17, "Deferred Compensation" means any Incentive under this Plan that provides for the “deferral of compensation” under a “nonqualified deferred compensation plan” (as those terms are defined under Code Section 409A) and that would be subject to the taxes specified in Code Section 409A(a)(1) if and to the extent that the Plan and the agreement evidencing the Incentive do not meet or are not operated in compliance with the requirements of paragraphs (a)(2), (a)(3) and (a)(4) of Code Section 409A . Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Code Section 409A. A “Specified Employee” means a Participant who is a “key employee” as described in Code Section 416 (i) (disregarding paragraph (5) thereof) at any time during the Company’s fiscal year ending on January 31, or such other “identification date” that applies consistently for all plans of the Company that provide “deferred compensation” that is subject to the requirements of Code Section 409A. Each participant will be identified as a Specified Employee in accordance with Code Section 409A, including with respect to the merger of the Company with any other company or any spin-off or similar transaction, and such identification shall apply for the 12-month period commencing on the first day of the fourth month following the identification date. Notwithstanding the foregoing, no participant shall be a Specified Employee unless the stock of the Company (or other member of a “controlled group of corporations” as determined under Code Section 1563) is publicly traded on an established securities market (or otherwise) as of the date of the participant’s “separation from service” as defined in Code Section 409A.

10.18 Prior Plan. Notwithstanding the adoption of this Plan by the Board of Directors and its approval by the shareholders, the Company’s 2000 Stock Option and Compensation, as it has been amended from time to time (the “Prior Plan”), shall remain in effect, and all grants and awards made under the Prior Plan shall be governed by the terms of the Prior Plan. From and after the date of shareholder approval of this Plan, no further grants and awards shall be made under the Prior Plan.

Amendment to the Amended and Restated Plan approved by the Board of Directors on March 14, 2015.

Amendment to the Amended and Restated Plan approved by the shareholders on May 21, 2015.

Reflects a two-for-one stock split effective in July 2012.

RAVEN

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the following nominees:

1. Election of directors:

01 Jason M. Andringa	05 Kevin T. Kirby
02 David L. Chicoine	06 Marc E. LeBaron
03 Thomas S. Everist	07 Daniel A. Rykhus
04 Mark E. Griffin	08 Heather A. Wilson

☐ Vote FOR all nominees (except as marked)   ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here – Do not separate

If you wish to cumulate votes, please indicate your votes in the space that follows: ______________________________

The Board of Directors Recommends a Vote FOR Proposals 2, 4 and 5 and 1 YEAR for Proposal 3.

2. To approve, by a non-binding advisory vote, the compensation of our executive officers disclosed in the proxy statement. ☐ For ☐ Against ☐ Abstain

3. To approve, by a non-binding advisory vote, the preferred frequency of advisory votes on executive compensation. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

5. Proposal to ratify the appointment of Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the Company's current fiscal year. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 25, 2017
9:00 a.m. CDT

RAVEN

Raven Industries, Inc.
Box 5107
Sioux Falls, SD 57117-5107

proxy

This proxy is solicited on behalf of the Board of Directors.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Proposal 1 and "FOR" Proposals 2, 4 and 5 and "1 YEAR" for Proposal 3.

By signing the proxy, you hereby appoint Thomas S. Everist and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on April 12, 2017, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 25, 2017, and at any adjournments thereof.

NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.

Vote by Internet, Telephone, or Mail
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Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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